Exhibit 99.1

DESCRIPTION OF COMPENSATION ARRANGEMENTS WITH COMMITTEE CHAIRS

On December 6, 2005, the Board of Directors (the “Board”) of Lattice Semiconductor Corporation (“Lattice”) approved the following annual retainer to be paid to the chairs of the standing committees of the Board:

Committee	Annual Retainer
Audit Committee	$10,000
Compensation Committee	$5,000
Nominating and Governance Committee	$5,000

The annual retainer to be paid to the committee chairs is in addition to the annual retainer of $20,000 paid to outside directors of Lattice and the monthly retainer of $5,000 paid to the Chairman of the Board of Lattice.  Each outside director also receives $1,500 for each Board meeting and $1,000 for each committee meeting the director attends in person, and $750 for each Board and committee meeting the director attends telephonically.